UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 7, 2005 (June 2, 2005)
Date of Report (Date of earliest event reported)

Mitcham Industries, Inc.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	000-25142 (Commission File Number)	76-0210849 (IRS Employer Identification No.)

8141 SH 75 South, P.O. Box 1175, Huntsville, Texas 77342
(Address of principal executive offices) (Zip Code)

936-291-2277
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     Christopher Siffert resigned as an officer of the Company effective May 23, 2005 and as an employee effective August 16, 2005. In connection with Mr. Siffert’s separation from employment, on June 6, 2005 we entered into an agreement with Mr. Siffert (the “Separation Agreement”) pursuant to which we: (i) paid Mr. Siffert a severance payment of $30,000; (ii) agreed to pay Mr. Siffert’s current monthly salary for the period from May 24, 2005 to June 30, 2005, including benefits (but excluding his car allowance); (iii) agreed to pay Mr. Siffert’s salary for the period from July 1, 2005 to August 16, 2005, without benefits (except for, at Mr. Siffert’s election, coverage under the Consolidated Omnibus Budget Reconciliation Act); (iv) agreed to engage Mr. Siffert as a consultant for the period from August 16, 2005 to January 31, 2006, at a cost of $11,333 per month (pro rated for partial months) and (v) agreed that with respect to 2,500 of Mr. Siffert’s restricted shares, the forfeiture restrictions with respect to such shares shall lapse on August 16, 2005. Mr. Siffert will not participate in or accrue a bonus in any of our bonus plans on or after May 24, 2005. Mr. Siffert’s vested stock options on the date of his effective resignation will be exercised according to the terms and conditions of the plans under which those options were granted. Mr. Siffert will have no further rights to any awards as of the effective date of resignation. A copy of the Separation Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits. The following exhibits are filed as a part of this report:

Exhibit No.	Description
10.1	Separation Agreement.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MITCHAM INDUSTRIES, INC.
Date: June 7, 2005	By:	/s/ Billy F. Mitcham, Jr.
Billy F. Mitcham, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement.